Exhibit 10.2

EMPLOYMENT CONTRACT

On this day this the following contract of employment (“the Agreement”) has been entered into between

(1)	Acrivon AB, org. nr. 559152-0944,

and

(2)	Kristina Masson, 19800313-0161, Nordanväg 8, 222 28 LUND, Sweden.

Acrivon AB hereinafter referred to as (”Employer”). Kristina Masson, hereinafter referred to as (“Employee”). The Employer and the Employee are collectively referred to as (“the Parties”) and separately as (“Party”).

Employment Contract		1
1.	Background	2
2.	The Employment	2
3.	Salary	3
4.	Pension and insurance	3
5.	Benefits	3
6.	Vacation	3
7.	Personal information and data protection	4
8.	Confidentiality	4
9.	Non-compete	5
10.	Non-solicitation	6
11.	Liquidated Damage	6
12.	Work Results	7
13.	Reimbursement of Expenses.	7
14.	Termination and severance pay	8
15.	Dispute	8

Table of Appendices

Appendix 2.a.	Work description
Appendix 2.c.	Employee handbook

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1.	Background

a.

The Employer is a Swedish private corporation with a fixed establishment in Medicon Village, Scheelevägen 2, 223 81, Lund, Sweden. The Employers business consists of developing targeted therapies to improve the lives of patients.

b.	The Employee is currently employed as President and Site Head of Acrivon AB.

c.	The Parties have now decided that the Employees full-time employment shall be reduced to a part-time employment.

d.	With regards to this the parties have agreed as follows.

2.	The Employment

a.	The Employee is hereby employed by the Employer as President and CEO and Site Head with the assignments stated in Appendix 2.a.

b.	The employment is to be commenced on June 1st and is valid until further notice.

c.	The employment is a part-time position equal to 30 percentage of a full-time position.

d.	The general terms and conditions of employment, as stated in the Employer’s office manual in Appendix 2.c, are applicable.

e.	The Parties agrees that the Employment Protection Act (sw: lag om anställningsskydd 1982:80) is not applicable on the Agreement.

3.	Salary

a.

The Employee will receive a yearly base salary that amounts to 163 800 USD gross income, i.e., before taxes, per year. Base Salary shall be paid in 12 equal installations of 13 650 USD (“Base salary”) in arrears on the 25th every month to the bank account of the Employee. Correction of Base Salary (e.g., sickness deduction, sick pay, care of a sick child) occurs with one (1) month delay.

b.

The review of Base Salary and benefits shall occur annually, normally at the same time as the ordinary salary revision for other employees at the Employer. The first salary revision will take place in 2024.

c.	The Employee is not entitled to compensation, in salary or leave, for overtime. This has been taken into consideration when determining salary and other benefits.

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4.	Annual bonus

a.

The Employee shall be eligible to receive an annual cash bonus in a target amount equal to forty percent (40%) of the Employee’s Base Salary (the “Annual Bonus”). Clear, reasonable and achievable targets and milestones for the Employer’s performance and the Employee’s performance for the year shall be set by the board of the Employer in consultation with the Employee, within 45 days of the commencement of each year. Bonus shall be paid based on level of performance by the Employee and/or the Employer against the agreed upon targets and milestones, which performance shall be the sole and reasonable determination of the board of the Employer.

b.

For the short first year ended December 31, 2023, a prorated bonus shall be paid consistent with the full target bonus. The actual amount of the Annual Bonus shall be determined by the Board in its sole discretion.

c.

The Annual Bonus shall be paid to the Employee no event later than March 15th of the calendar year immediately following the calendar year to which it pertains. The Employer shall deduct from the Annual Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which The Employee participates. Furthermore, the Employer shall ensure that employer’s contributions based on the Annual Bonus are paid and reported to the Swedish Tax Agency according to Swedish law.

5.	Pension and insurance

a.	The Employer shall make payments to an individual pension insurance that the Employee has chosen. The monthly pension installments shall amount to twenty (20) percentage of the Employee’s Base Salary.

b.

In addition to the individual pension insurance, the Employee has ensured a group life insurance (SW: tjänstegrupplivförsäkring (TGL) and work injury insurance (SW: trygghetsförsäkring vid arbetsskada (TFA)).

6.	Benefits

a.

The Employee is entitled to a wellness grant according to the Employers policy at any given time. This grant is only issued if it is tax-deductible for the Employer according to Swedish law and recommendations or directives from the Swedish tax authority (SW: Skatteverket).

7.	Vacation

a.

The Employee is entitled to 25 vacation days per year. The vacation days are to be scheduled to minimize disruption to the Employer’s operations. The Employee’s vacation use, accrual and carryover shall be subject to the terms and conditions of the Employer’s vacation policy in effect from time to time.

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b.

The Employee’s vacation entitlements according to this Agreement shall, to the avoidance of any doubts, not be interpreted as a duplication of any vacation entitlements that the Employee may be eligible for under any other vacation policies of the Employer’s affiliates.

8.	Personal information and data protection

a.

The Employee hereby confirms that the Employee has taken part of the Employers privacy policy. The Employee also confirms that the Employer has informed the Employee about the Employers treatment of personal information according to the General Data Protection Regulation (GDPR).

b.

The Employee commits to follow the Employers rules regarding use of computers, e-mail systems, internet services and other software programs. The Employee is aware of, and accepts, that the Employer has complete access to all material and all e-mail correspondence as well as all internet usage that is stored in or takes place via the Employer’s computer system.

9.	Confidentiality

a.

The Employee may have access to information from the Employer which constitutes trade secrets, such as information about customers, suppliers, the Employers economical and financial status, business plans, business strategies, calculation documents and other business-specific information, whether documented or not and regardless of what form it appears in (“Confidential Information”). The Employee is required to observe complete confidentiality regarding such Confidential Information during and after the term of employment. The Employee is only permitted to disclose Confidential Information when required by law, for the performance of the Employees duties under this Agreement and/or prior to the and is thus prevented from divulging Confidential Information to others without the written consent of the Employer.

b.	The Employees confidentiality obligation also include information about the Employers customers, their identity, privacy and business.

c.	In the event of termination of the Employees employment with the Employer, the Employee is obliged to return, without delay, marketing materials, products or other material belonging to the Employer.

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d.	The Employee confirms that she has been informed that breach of section 8 may be legally handled according to the Act on trade secrets (SW: lag om företagshemligheter (2018:558)).

10.	Non-compete

a.

The Employee is prohibited to, directly, or indirectly, pursue, support, be employed or in other ways for or as a part of a business that, directly or indirectly, competes with the Employer or the Employers affiliates (“Group Companies”).

b.

The non-compete restriction is in force during the time the Employee is employed or in other ways operative in the Employers or its Group Companies business and for a period of nine (9) months thereafter.

c.	If any of the Parties gives notice of termination of this Agreement the Employer is obligated to inform the Employee if the Employer opts to uphold the non-compete restrictions in section 9 or not.

d.

Regarding monthly compensation during the time after the employment when the Employee is not allowed to conduct competing business, the parties agree that the Employee is entitled to the amount that is equivalent to the difference between the Employees monthly Base Salary at the time for the termination of the contract and the (lower) salary that the Employee earns hereafter by other employment or other paid work (that does not compete with the Employers or its Group Companies business).

e.

The monthly compensation is limited to a maximum of 60 % of the Employees Base Salary at the time for the termination of the contract. The Base Salary shall be calculated as an average of the amounts that the employee has had as a Base Salary, commission, bonus, etc. during the last year of employment.

f.

To be able to determinate the compensation, the Employee is obligated to continuously, once a month, provide the Employer with written information regarding the amount of the salary from the new employment or other paid work that the Employer needs for the assessment. The compensation is paid from the day that the Employer has received written notification that the Employee requests payment of the compensation.

g.

The Employer is not obligated to compensate the Employee, as stated above, if the Employer terminates the contract because the Employee has grossly breached his or her obligations according to this contract. In such case, the Employee is still bound by the non-compete in section 10.a-10.b. and section 14 regarding liquidated damage.

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h.

The Employer has the right to unilaterally release the Employee from or restrict the prohibition of competition in section 10.a at any time during the period of employment, by written notice to the Employee. However, the Employer may not, without the written consent of the Employee, waive the noncompete restriction if the Employer has opted to uphold the non-compete restriction.

11.	Non-solicitation

a.

Upon termination of the employment, the Employee is not entitled to solicit the Employer´s customers or former customers to join a company that competes with the Employer, including any business that is run by the Employer. The Employee refrains from these costumers, or former costumers, and shall instead act for them to stay, or return to, the Employer. The customer protection provision in section 13 a. is valid during the term of the employment and for a period of nine (9) months from the date of termination of the employment.

b.	The Employer’s customers refer to customers that the Employer has at the time of the termination of the Agreement or has had for a period of nine (9) months before that.

c.

The Employee commits not to recruit, attempt to recruit, or otherwise persuade, or attempt to persuade, an employee or consultant at the Employer or another companies within the Employer’s Group Companies to resign during the term of this Agreement and for a period of nine (9) months thereafter.

12.	Liquidated Damage

a.	In the event that the Employee violates any of the following sections:

i.	8 (Confidentiality);

ii.	8 (non-compete); and/or

iii.	10 (Non solicitation).

b.

the Employee is obligated to pay a liquidated damage equal to four (4) Base Salaries to the Employer. The Bases salary shall, in this section, be calculated as an average of the amounts that the employee has had as a fixed salary, commission, bonus, etc. during the last year of employment.

c.

However, the Employer is entitled to claim damages corresponding to the actual damage instead of the amount specified in section 11.b., A claim for liquidated damages does not affect the Employer’s right to make other sanctions applicable in relation to the breach of Agreement.

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13.	Work Results

a.

All know-how and all intellectual property rights, such as database material, calculation data, software, inventions, written material, trademarks, designs or other material (“Work Results”) that fall within the Employer’s business areas and that arise through the Employee’s care or participation in the employment period is acquired automatically by the Employer.

b.

Transfer from the Employee and acquisition of the Employer takes place automatically without special compensation beyond the compensation and the benefits paid in accordance with this Agreement. The Employer is free to transfer Work Results on to third parties and to dispose of the Work Results without the Employee’s consent. Transfer of Work Results and the right to transfer Work Results to third parties is unlimited in terms of time and territory.

c.

The Employees Base Salary is the only compensation for the transfer of Work Results and the Employee is not entitled to other compensation or royalty, unless otherwise is stated by mandatory law or collective agreements.

d.

If it is not possible to achieve a full transfer of ownership of the Work Results, the Employee gives the Employer an unlimited, royalty-free and exclusive license to dispose of the Work Results. The Work Results may be freely transferred to third parties and the Employer is free to dispose of the Work Results without the Employee’s consent. The concession of Work Results and the right to assign Work Results to third parties is unlimited in terms of time and territory.

e.

At the latest upon termination of the Agreement, the Employee shall to the Employer return all Work Results. The Employer may also request the transmission of Work Results at any time during the employment. Work Results may not, neither during nor after the termination of the Agreement, be handed over to third parties or further developed by the Employee, without the Employer’s written consent.

14.	Reimbursement of Expenses.

The Employer shall pay or reimburse the Employee for all ordinary and reasonable out-of-pocket business expenses incurred by the Employee in furtherance of The Employer’s business in accordance with The Employer’s policies with respect thereto as in effect from time to time. The Employee must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred.

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15.	Termination and severance pay

a.	Either party may terminate the agreement with six (6) months’ notice. Notice must be given in writing.

b.

Upon termination of the agreement, the Employer shall be entitled to suspend the Employee from work with immediate effect, provided that the Employee shall be obliged to make him/herself available to the Employer during the notice period where the Employer deems appropriate.

c.

Upon termination by the Employer which is not due to a gross breach of contract by the Employee or due to circumstances which, under the Swedish Employment Protection Act, would entitle the Employer to dismiss the Employee, in addition to pay during the notice period, severance pay equal to, in total, three (3) times the Employee’s Base Salary shall be payable. The amount shall be payable as a lump sum at the same time as the final salary. The severance pay does not qualify for pension or annual leave benefits.

16.	Dispute

a.

Any dispute, controversy or claim arising out of or in connection with this contract, or the breach, termination, or invalidity thereof, shall be finally settled by arbitration in accordance with the Rules for Expedited Arbitrations of the SCC Arbitration Institute.

b.	The seat of arbitration shall be Lund.

c.	The language to be used in the arbitral proceedings shall be English.

d.	This contract shall be governed by the substantive law of Sweden.

*Signature page follow*

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This agreement has been signed with electronical signatures and the parties have thereafter received one copy each of the Agreement. Both copies of the Agreement are to be deemed as the original document.

Acrivon AB

/s/ Rasmus Holm-Jorgensen	/s/ Kristina Masson
Rasmus Holm-Jorgensen	Kristina Masson

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